Exhibit 99.1

NEWS
RELEASE

2007-03

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS FOURTH QUARTER EARNINGS

HOUSTON, TEXAS, February 27, 2007 - Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $52.4 million, or $0.47 per diluted share for the quarter ended December 31, 2006, compared to net income of $63.0 million or $0.55 per diluted share, for the quarter ended December 31, 2005. For the twelve months ended December 31, 2006, Frontier reported record net income of $379.3 million, or $3.37 per diluted share, compared to the prior record net income of $275.2 million, or $2.42 per diluted share, for the twelve months ended December 31, 2005.

Frontier’s fourth quarter 2006 net income of $52.4 was lower than the $63.0 million earned in the fourth quarter of 2005 primarily because the strong gasoline and diesel crack spreads following hurricanes Katrina and Rita in 2005 were not repeated in 2006. Additionally, Frontier had a $24 million after tax inventory loss in the fourth quarter of 2006 compared to a $14.3 million loss for the same period of 2005. The quarter ended December 31, 2006 was the second best fourth quarter in Company history. The gasoline crack spread averaged $7.96 for the fourth quarter of 2006 compared to $8.59 in 2005. The diesel crack spread remained strong at $20.21 for the fourth quarter 2006 compared to $24.69 in 2005. Frontier continues to benefit from the ability to process both heavy and sour crude oils. The light/heavy crude oil spread averaged $14.35 per barrel at the Cheyenne Refinery and $13.99 per barrel at the El Dorado Refinery for the most recent quarter. The WTI/WTS spread averaged $4.84 per barrel for the fourth quarter of 2006.

Frontier’s total charges for the fourth quarter of 2006 averaged 173,613 barrels per day (bpd), versus an average 175,589 bpd the Company charged in the fourth quarter of 2005. For the twelve months ended December 31, 2006, total charges averaged a record 171,819 bpd compared to 168,604 bpd in 2005. Total crude oil charge averaged 154,473 bpd for the year 2006, also a Company record. The Cheyenne Refinery will begin a plant wide turnaround in mid-May of 2007.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Our 2006 net income eclipsed last year’s record by over $100 million. This year’s record earnings allowed us to make substantial reinvestment in our Refineries and repurchase a significant amount of our stock. We were particularly pleased with our throughput record for 2006 as our employees did an excellent job of running our Refineries to maximize our earnings. For 2007, we remain focused on trying to keep our expansion projects on time and on budget, and we continue to seek ways to realize superior shareholder returns.”

For the three months ending December 31, 2006, Frontier generated $75.8 million in cash before changes in working capital, while investing approximately $36.1 million in capital expenditures and repurchasing 354,724 shares of its common stock for a total cost of $8.8 million. Frontier’s cash balance of $405.5 million exceeded debt by $255.5 million as of December 31, 2006. There were no borrowings under the Company’s revolving credit facility. For the twelve months ended December 31, 2006, Frontier generated $446.7 million in cash before changes in working capital, invested $137.2 million in capital expenditures, repurchased approximately $99.0 million in common stock (3.7 million shares) and paid $67.5 million in dividends.

The fourth quarter 2006 results include an after-tax inventory loss of approximately $24.0 million or $0.22 per diluted share, compared to a loss of $14.3 million, or $0.13 per diluted share, for the fourth quarter of 2005. The twelve months ended December 31, 2006 include an after-tax inventory loss of approximately $16.1 million or $0.14 per diluted share compared to a gain of $29.4 million, or $0.26 per diluted share for the same period in 2005.

Conference Call

A conference call is scheduled for today, February 27, 2007, at 11:00 a.m. eastern time, to discuss the financial results. To access the call, please dial (800) 310-6649. For those individuals outside the United States, please call (719) 457-2693. A recorded replay of the call may be heard through March 13, 2007 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 1325274. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Twelve Months Ended		Three Months Ended
	December 31		December 31
	2006	2005 As Adjusted (1)	2006	2005 As Adjusted (1)
INCOME STATEMENT DATA ($000's except per share)
Revenues	$4,795,953	$4,001,162	$1,087,267	$1,150,315
Raw material, freight and other costs	3,850,937	3,247,372	911,628	964,826
Refining operating expenses, excluding depreciation	277,129	241,445	73,321	71,514
Selling and general expenses, excluding depreciation	52,488	30,763	15,665	5,598
(Gain) on sale of assets	(8)	(3,644)	-	(3,641)
Operating income before depreciation	615,407	485,226	86,653	112,018
Depreciation and amortization	41,213	35,213	11,167	8,552
Operating income	574,194	450,013	75,486	103,466
Interest expense and other financing costs	12,139	10,341	3,241	2,006
Interest and investment income	(18,059)	(7,583)	(5,666)	(3,719)
Provision for income taxes	200,837	169,594	25,477	39,633
Income before cumulative effect of accounting changes	379,277	277,661	52,434	65,546
Cumulative effect of accounting changes, net of taxes	-	(2,503)	-	(2,503)
Net income	$379,277	$275,158	$52,434	$63,043
Net income per diluted share	$3.37	$2.42	$0.47	$0.55
Average shares outstanding (000's)	112,512	113,636	110,741	114,326

OTHER FINANCIAL DATA ($000's)
Adjusted EBITDA (2)	$615,407	$485,226	$86,653	$112,018
Cash flow before changes in working capital	446,667	346,170	75,759	82,091
Working capital changes	(106,150)	14,167	(18,655)	38,505
Net cash provided (used) by operating activities	340,517	360,337	57,104	120,596
Net cash provided (used) by investing activities	(137,195)	(109,568)	(36,085)	(31,036)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	171,819	168,604	173,613	175,589
Gasoline yields	81,484	83,574	83,283	92,850
Diesel yields	57,678	55,151	60,950	57,926
Total sales	172,038	170,381	174,252	181,437

Refinery operating margins information ($ per bbl)
Refined products revenue	$75.80	$64.32	$67.13	$68.77
Raw material, freight and other costs	61.33	52.22	56.87	57.80
Refinery operating expenses, excluding depreciation	4.41	3.88	4.57	4.28
Depreciation, accretion and amortization	0.65	0.56	0.69	0.51

Cheyenne Refinery Light/Heavy crude oil differential ($ per bbl)	$16.21	$15.32	$14.35	$18.11
WTI/WTS Differential ($ per bbl)	5.22	4.51	4.84	5.56
El Dorado Refinery Light/Heavy crude oil differential ($ per bbl)	18.13	n/a	13.99	n/a

BALANCE SHEET DATA ($000's)	At December 31, 2006		At December 31, 2005
Cash, including cash equivalents (a)		$405,479		$356,065
Working capital		479,518		270,145
Short-term and current debt (b)		-		-
Total long-term debt (c)		150,000		150,000
Shareholders' equity (d)		775,854		478,692
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-49.1%		-75.6%

(1) During the fourth quarter of 2006, the Company adopted a change in its accounting method for the costs of turnarounds from the accrual method to the deferral method. Turnarounds are the scheduled and required shutdowns of refinery processing units for significant overhaul and refurbishment. Under the deferral accounting method, the costs of turnarounds are deferred when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs. The new method of accounting for turnarounds was adopted in order to adhere to FSP No. AUG AIR-1 “Accounting for Planned Major Maintenance Activities” which prohibits the accrual method of accounting for planned major maintenance activities. The Company elected to early adopt the FSP in the fourth quarter of 2006. The comparative financial statements for 2005 have been adjusted to apply the new method retrospectively.

(2) Adjusted EBITDA represents income before cumulative effect of accounting change, interest expense and other financing costs, interest and investment income, income tax, and depreciation, and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s Adjusted EBITDA for the twelve months and three months ended December 31, 2006 and 2005 is reconciled to net income as follows:

	Twelve Months Ended		Three Months Ended
	December 31		December 31
	2006	2005	2006	2005
Net income (loss)	$379,277	$275,158	$52,434	$63,043
Add cumulative effect of accounting changes	-	2,503	-	2,503
Add provision (benefit) for income taxes	200,837	169,594	25,477	39,633
Add interest expense and other financing costs	12,139	10,341	3,241	2,006
Subtract interest and investment income	(18,059)	(7,583)	(5,666)	(3,719)
Add depreciation, accretion and amortization	41,213	35,213	11,167	8,552
Adjusted EBITDA	$615,407	$485,226	$86,653	$112,018

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